TIDAL TRUST I 485BPOS

Exhibit (p)(xiii)

Compliance and Supervisory Procedures Manual

Revised January 9, 2026

This Compliance Manual is the property of Curran Financial Partners LLC (CFP). It is for the confidential use and information of employees of CFP. It may not be copied and must be returned to CFP upon request or upon termination of employment.

For questions regarding this manual please contact Matthew Giggey, Chief Compliance Officer, at mgiggey@kbc.team, or by phone at (859) 402-1462.

Curran Financial Partners, LLC

115 River Landing Drive

Suite 200

Daniel Island, SC 29492

Phone: 843.300.1182

Fax: 843.203.5721

info@curranfinancialpartners.com

CODE OF ETHICS INTRODUCTION

Rule 204(A)-1 of the Investment Advisers Act of 1940 requires all registered investment advisers to adopt a code of ethics. In compliance with this rule, CFP has adopted this Code of Ethics (the “Code”) setting forth the standards of conduct expected of our personnel and addressing conflicts that arise from personal trading by our personnel. This Code is intended to promote compliance with our fiduciary standards to our clients.

Things You Need to Know to Use This Code:

1.	Terms in boldface have special meanings as used in this Code. To understand the Code, you will need to read the definitions of these terms, which are found in the Glossary.

2.	There are three Reporting Forms that you must complete under this Code. Additional information pertaining to these Reporting Forms are included below. You can also get copies of the Reporting Forms from the CCO. CFP may establish alternate reporting mechanisms, which will be communicated in writing to all employees.

3.	The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:
a.	CFP expects that waivers will be granted only in rare instances, and
b.	Some provisions of the Code that are mandated by law cannot be waived.

4.	For purposes of this Code, all Supervised Persons of CFP are considered an Access Person of CFP.

5.	The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Supervised Persons of CFP and shall require each Supervised Person to provide in writing their receipt, understanding and acceptance of the change(s).

6.	If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO. Please do not guess at the answer.

GENERAL PRINCIPLES OF CFP

The reputation of CFP is important, and in order to protect this reputation we must uphold principles of honesty, integrity, and professionalism. Additionally, because CFP is a fiduciary for our Advisory Clients, we have the following general principles:

1.	The duty at all times to place the interests of clients first. All Supervised Persons must scrupulously avoid serving their own personal interest ahead of the interests of the client. In addition, Supervised Persons must work diligently to ensure that no client is preferred over any other client;
2.	Personal transactions in securities by Supervised Persons must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interest of the clients.
3.	Supervised Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with CFP at the expense of clients, or that otherwise bring into question the person’s independence or judgment.
4.	All Supervised Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client or engaging in any manipulative or deceitful practice with respect to clients or securities.

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The general principles discussed in this section govern all conduct, whether the conduct is covered by more specific standards and procedures set for below.

CFP expects all employees to comply with the spirit of the Code, as well as the specific rules contained in the Code. CFP treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, CFP may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

GUIDELINES FOR PROFESSIONAL STANDARDS

All Supervised Persons must at all times reflect the professional standards expected of those engaged in the investment advisory business and shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties so that their personal integrity is unquestionable.

1.	It is every Supervised Person's obligation to report suspected or actual violations of laws, government rules and regulations, the Code or other suspected wrongdoings affecting CFP to the CCO or other appropriate person of CFP immediately. Such reports will be held in confidence to the extent possible under the circumstances and CFP will not permit any form of intimidation or retaliation against any Supervised Person who made a good-faith report of actual or suspected violations.

2.	No Supervised Person may serve on the board of directors of any publicly traded company without prior written permission by the CCO, or other appropriate personnel.

3.	Supervised Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should always be resolved in favor of the Advisory Clients and in cooperation with the CCO. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of CFP’s fiduciary duties.

4.	Access Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO or other appropriate personnel.

5.	When any Supervised Person faces a conflict or potential conflict between their personal interest and the interests of clients, they are required to immediately report the conflict to the CCO for instruction regarding how to proceed.

The recommendations and actions of CFP are confidential and private matters. Accordingly, CFP prohibits the transmission, distribution or communication of any information regarding securities transactions in client accounts or other Non-Public Information, except to broker/dealers or other bonafide service providers in the ordinary course of business. In addition, information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may NOT be transmitted, distributed, or communicated to anyone who is not affiliated with CFP, without the prior written approval of the CCO.

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PERSONAL TRADING POLICIES

The following policies and procedures apply to all accounts owned or controlled by an Access Person, those accounts owned or controlled by members of the Access Person’s Family/Household, those accounts in which an Access Person exercises investment discretion (excluding the Advisory Client accounts of CFP), and any account in which the Access Person has any beneficial interest, such as a trust account, certain investment pools in which you might participate, and certain accounts that others may be managing for you. These accounts are collectively referred to as “Covered Accounts.” Any account in question should be addressed with the CCO immediately to determine if it is a covered account.

Reporting Requirements

Access Persons must submit the reports described below, even if they have no holdings, transactions or accounts to list in the reports.

a)	Initial Holdings Reports: No later than 10 calendar days after you become an Access Person, you must complete an Initial Holdings Report.

The Initial Holdings Report requires you to list all brokerage accounts and securities owned or controlled by you, or members of your Family/Household. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date of hire. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an employee.

Content of Holding reports:

Each holdings report must contain, at a minimum:

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

The date the access person submits the report.

Each Access Person must notify the CCO within 10 calendar days of opening or closing an account.

The Initial Holdings Report also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your Family/ Household.

b)	Quarterly Transaction Reports: Access Persons are required to establish a brokerage feed for their accounts, or upload quarterly statements manually, for routine monitoring in Orion Compliance (Formerly BasisCode).

c)	Annual Holdings Reports: By January 31st of each year, you must complete an Annual Holdings Report to the CCO. The Annual Holdings Report requires you to list all Covered Securities in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31st of the prior year. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31st of the prior year.

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The Annual Holdings Report also requires you to confirm that you have read and understand this Code, have complied with its requirements, and that you understand that it applies to you and members of your Family/Household.

Content of Holding reports:

Each holdings report must contain, at a minimum:

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

The date the access person submits the report.

Exemptions from Reporting

Non-Reportable Securities as defined in Rule 204(A)-1 are exempt from reporting requirements.

529 College Savings Plans, which CFP does not manage, distribute, market or underwrite the Plan or the investments and strategies underlying the Plan, are not considered “Covered Accounts” and do not need to be reported by the employee.

Principal Transactions

Neither CFP nor an employee may engage in principal transactions between a proprietary account and a client account.

Private Placements

No Employee may acquire, directly or indirectly, Beneficial Ownership of any security in a private placement without the prior written approval of the CCO.

Initial Public Offerings

No employee may acquire, directly or indirectly, Beneficial Ownership of any security in an initial public offering without the prior written approval of the CCO.

Manipulative Practices

Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) makes it unlawful for any person, acting alone or with others, to affect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities.

The thrust of these prohibitions against manipulative trading practices is that no employee should, alone or with others, for either a client account or a proprietary account:

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a)	Engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

b)	Engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such “artificial” price level.

Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, prohibited activity is where there is a purpose to affect the price of a security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply, demand, or in the intrinsic value of a security.

Client Priority

Clients, including mutual funds in which CFP serves as Investment Adviser, must always receive the best price, in relation to employees, on same-day adviser directed transactions. Employees of CFP must first give priority on all purchases and sales of securities to CFP’s clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a client. While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

a)	Contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such considerations as available capital and current positions, and then to the account of the employee;
b)	Knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a client’s transactions;
c)	Using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and
d)	Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

Exempted from these guidelines are situations where an Access Person has an account managed by a professional investment advisor where the: Access Person has no discretion over the trades made in that account; trades are allocated without the Access Person’s knowledge; and the Access Person has submitted to the CCO a letter from the investment advisor acknowledging the above, upon request of the CCO.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential or apparent conflict of interest. All exceptions that are granted will be so granted only in writing.

Review of Personal Securities Transactions

Confirmations, statements, and other information regarding personal securities transactions and personal account holdings will be reviewed at least quarterly to monitor compliance with this policy. Such reviews will be conducted by the CCO or a designee that shall report the findings of the review to the CCO with documentation to substantiate the review maintained in CFP’s compliance files. CFP reserves the right to require any employee to reverse, cancel or freeze, at the employee’s expense, any transaction or position in a specific security if CFP believes the transaction or position violates its policies or appears improper. CFP will keep all such information confidential except as required to enforce this policy, to participate in any investigation concerning violations of applicable law or as it otherwise believes to be necessary under the circumstances.

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Pre-Clearance for Personal Securities Transactions

Access Persons are prohibited from trading in the Fund or in the same securities or instruments traded by the Fund unless they obtain preclearance from the CCO and, if approved, will be subject to continuous monitoring for possible future conflicts. Preclearance may be denied if the CCO determines that it is inconsistent with the best interests of any client, including the Fund.

Transactions in the following assets must be precleared and approved in Orion Compliance before the transaction is completed:

●	Initial public offerings;
●	Limited offerings;
●	Private placements;
●	The God Bless America ETF;
●	Equity securities less than $1 billion in market capitalization.

For the avoidance of doubt, shares of ETFs, other than Single-Stock ETFs and the God Bless America ETF, do not require pre-clearance.

Pre-clearance request approvals are valid for the trading day the request was granted and the next trading day. If any part of the transaction was not completed during the pre-approved period, employees are expected to submit a new pre-clearance request.

In the event a pre-clearance request is submitted and there is client activity in the same security, on the same day, the CCO may approve the pre-clearance request only after if it receives confirmation from the trading desk that all client trades in the security have been completed for the day, typically after 3:00 pm EST.

If an Access Persons held a security prior to it being acquired by the Fund, or before the employee pre-clearance restriction was put into place for securities held by the Fund (i.e. a “legacy position”), the Access Person would be prohibited from purchasing additional shares of the security. The Access Person, however, may be permitted to sell their shares of the security but only under the following conditions:

●	The pre-clearance request is for the entire position in the account, thereby closing out the position; and
●	Pre-clearance is submitted and approved.

INSIDER TRADING

The purpose of the Insider Trading Policy is to educate our Supervised Persons regarding Insider Trading, and to detect and prevent Insider Trading by any person associated with CFP. The term “Insider Trading” is not specifically defined in the securities laws, but generally refers to the use of material, Non-Public Information to trade in securities or the communication of material, Non-Public Information to others.

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Prohibited Activities

All Supervised Persons of CFP, including contract, temporary, or part-time personnel, or any other person associated with CFP are prohibited from the following activities:

a)	trading or recommending trading in securities for any account (personal or client) while in possession of material, Non-Public Information about the issuer of the securities; or
b)	communicating material, Non-Public Information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

Reporting of Material, Non-Public Information

Any Supervised Person who possesses or believes that she or he may possess material, Non- Public Information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

Penalties for Insider Trading

The legal consequences for trading on or communicating material, Non-Public Information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

a.	civil injunctions
b.	jail sentences
c.	revocation of applicable securities-related registrations and licenses
d.	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
e.	fines for the employee or other controlling person.
f.	In addition, CFP’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the persons involved.

Sanctions

All disciplinary responses to violations of the Code shall be administered by the CCO, subject to approval by the President of CFP. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Certification

All Supervised Persons are required to annually certify his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein. Additionally, any change or modification to the Code will be distributed to all Supervised Persons and they will be required to certify their receipt, understanding and acceptance of the change(s).

Books and Records

We will keep true, accurate, and current books and records relating to our investment advisory business in accordance with Rule 204-2 of the Investment Advisers Act of 1940.

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